EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
March 5, 2015
Daniel Poneman Selected as Centrus President and CEO

•	Former deputy secretary of energy has decades of leadership in nuclear power

•	Poneman joins Centrus at pivotal moment to lead effort to move the Company forward

•	Sees key role for the American Centrifuge technology in providing a domestic source of uranium enrichment for national security and energy security

BETHESDA, Md. - Centrus Energy Corp. (NYSE: LEU) announced that Daniel B. Poneman has been selected by its Board of Directors as president and chief executive officer of the Company. The former deputy secretary of energy will join Centrus immediately and will become the chief executive later this month. Poneman will also be a member of the board.
Poneman is internationally recognized for his leadership over many years in support of U.S. energy policy, including efforts to assure the safe use of nuclear power as part of a low-carbon energy strategy while combatting the proliferation of nuclear weapons and related materials and technologies. Prior to last October, Poneman, 58, was the longest serving deputy secretary at the Department of Energy (DOE), where he also served as chief operating officer. His responsibilities spanned the full range of US energy policy, including the President’s “all-of-the-above” strategy to develop the Nation’s energy potential, including improved efficiency and demand management as well as nuclear, hydrocarbon, and renewable energy sources. His responsibilities also included emergency response - in cases ranging from Fukushima to Hurricane Sandy - resilience, project management and cybersecurity.
As announced in October 2014, the Centrus board initiated a comprehensive executive search to identify and select a successor to John K. Welch, who stepped down as president and chief executive officer at that time. John R. Castellano has served as interim president and CEO during the search.
“We are delighted to have a leader with Dan’s experience and vision joining Centrus at this pivotal point for our Company and the nuclear power industry,” said Mikel H. Williams, chairman of the Centrus Board of Directors. “His exceptional experience across a range of energy and national security disciplines will be a significant asset to our Company. Dan has the international experience to further develop Centrus’ business as dozens of new power reactors currently under construction around the world come online.”
Williams and the board thanked Castellano for his service to Centrus for the past 18 months, first as chief restructuring officer and then as interim CEO. Castellano will remain with the Company through the effective date for Poneman to facilitate a seamless transition of leadership responsibilities.
“I appreciate the board’s confidence and I’m honored to have the opportunity to lead Centrus. I am excited about working with the board and management team to rebuild Centrus as an industry leader that continues its record of delivering nuclear fuel on-time and in-spec to our utility customers,” Poneman said. “I believe the American Centrifuge technology can play a vital role in meeting America’s national security and non-proliferation goals, while preserving the option of commercial deployment when industry demand for nuclear fuel improves later this decade.”

Poneman previously served as a White House Fellow and director of defense policy and arms control for the National Security Council. From 1993 through 1996, Poneman was special assistant to the President and senior director for nonproliferation and export controls at the National Security Council. He was confirmed by the Senate as deputy secretary of energy in May 2009. Prior to assuming his responsibilities as deputy secretary, he served as a principal of the Scowcroft Group for eight years, providing strategic advice to corporations in a variety of strategic industries. Earlier in his career, he practiced law in Washington, DC, advising clients on regulatory and policy matters. Poneman received A.B. and J.D. degrees with honors from Harvard University and an M.Litt. in Politics from Oxford University.
Centrus Energy Corp. is a trusted supplier of enriched uranium fuel for a growing fleet of international and domestic commercial nuclear power plants. Centrus is working to deploy the American Centrifuge technology for commercial needs and to support U.S. energy and national security.

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Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, "anticipates", "intends", "plans", "believes", "will", "should", "could" or "may" and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Centrus Energy Corp., particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include risks related to the ongoing transition of our business, and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q, which are available on our website www.centrusenergy.com. We do not undertake to update our forward-looking statements except as required by law.

Contact:
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